RIVERPARK COMMERCIAL REAL ESTATE FUND
156 West 56th Street, 17th Floor
New York, NY  10019

EXPENSE LIMITATION AGREEMENT

RiverPark Advisors, LLC (the “Adviser”) agrees to pay or absorb certain of the expenses of the RiverPark Commercial Real Estate Fund (the “Fund”), a Delaware statutory trust, or to waive fees payable to the Adviser under the Investment Advisory Agreement between the Adviser and the Fund (the “Advisory Agreement”), or both, in such amounts as may be necessary to limit the ordinary annual operating expenses of the Fund (including all organization and offering expenses, but excluding interest, brokerage commissions, dividends on short sales and interest expense on securities sold short, acquired fund fees and expenses and extraordinary expenses) (the “Operating Expenses”) to the per annum rate of 1.00% of the average daily net assets (the “Expense Limitation”).

This Expense Limitation Agreement shall continue in effect for at least one year from the effective date of the registration statement of the Fund, and for annual periods thereafter unless the Adviser shall notify the Fund of the termination of this Expense Limitation Agreement not less than 30 days prior to the end of the then-annual period.  This Expense Limitation Agreement may be terminated by the Fund without payment of any penalty, upon 90 days’ prior written notice to the Adviser at its principal place of business; provided that such termination by the Fund shall be authorized by resolution of a majority of the Non-Interested Trustees of the Fund or by a vote of a majority of the outstanding voting securities of the Fund.

Excess Expense Reimbursement Agreement

The Fund, subject to this Expense Limitation Agreement, agrees to reimburse the Adviser for any of its Operating Expenses in excess of the Expense Limitation that are paid or absorbed by the Adviser (including through waiver of the Adviser’s fee) pursuant to the agreement set forth above (“Excess Expenses”).  Such reimbursement will be made as promptly as possible, and to the maximum extent permissible, without causing the Operating Expenses for any year to exceed the Expense Limitation; provided, however, that such reimbursement for Excess Expenses shall be made only if payable within three years of the end of the fiscal year in which such Excess Expenses were incurred.  This agreement of the Fund to reimburse the Adviser for Excess Expenses shall terminate in the event the Adviser terminates the Advisory Agreement without the consent of the Fund.

[Signature Page Follows]

Agreed and Accepted as of August 12, 2016:

RIVERPARK COMMERCIAL REAL ESTATE FUND

By:	/s/ Morty Schaja
Name:	Morty Schaja
Title:	Chairman

RIVERPARK ADVISORS, LLC

By:	/s/ Morty Schaja
Name:	Morty Schaja
Title:	CEO